As filed with the Securities and Exchange Commission on January 28, 2003
                                                     Registration No. 333-99151

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   FORM S-3/A
                                (AMENDMENT NO. 1)

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              KESTREL ENERGY, INC.
             (Exact name of registrant as specified in its charter)

                Colorado                               84-0772451
    (State or other jurisdiction of       (I.R.S. Employer Identification No.)
     incorporation or organization)

                           999 18th Street, Suite 2490
                             Denver, Colorado 80202
                                 (303) 295-0344
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                              --------------------
                                                     With copies to:
            BARRY D. LASKER                      S. LEE TERRY, JR., ESQ.
               President                        Davis Graham & Stubbs LLP
          Kestrel Energy, Inc.                 1550 17th Street, Suite 500
      999 18th Street, Suite 2490                Denver, Colorado 80202
         Denver, Colorado 80202                      (303) 892-9400
             (303) 295-0344                        (303) 893-1379 Fax
           (303) 295-1961 Fax
  (Names, addresses, including zip codes, and telephone numbers, including area codes, of agent for service)
                              --------------------

      Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
      If the only securities being registered on this Form are being offered pursuant to a dividend or interest reinvestment plans, please check the following box. |_|
      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |_|
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _______________
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ________________
      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE
================================================================================
                                         Proposed       Proposed
                                         maximum         maximum
 Title of each class of                  offering       aggregate     Amount of
    securities to be     Amount to be   price per       offering    registration
       registered         registered    share (1)       price (1)        fee
--------------------------------------------------------------------------------
    Common Stock(2)       2,818,000       $0.32         $901,760       $82.96
--------------------------------------------------------------------------------
      Warrants(3)         1,409,000       $0.01          $14,090        $1.30
--------------------------------------------------------------------------------
         Total                                          $915,850       $84.26
================================================================================
(1) Estimated solely for purposes of calculating the registration fee. Pursuant to Rule 457(c), the offering price of $0.32 per share is the last sale price reported by The Nasdaq SmallCap Stock Market on September 3, 2002.
(2) Includes 1,409,000 shares of common stock and 1,409,000 shares of common stock underlying warrants held by the selling shareholders for subsequent resale by the selling shareholders, and pursuant to Rule 416 under the Securities Act, an indeterminate number of shares of common stock which may be issued from time to time upon exercise of such warrants by reason of adjustment of the number of shares of common stock to be issued upon such exercises under certain circumstances.
(3) Warrants registered on behalf of selling shareholders based on the fair market value of the warrants at the date of grant.

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting in accordance with Section 8(a), may determine.

PROSPECTUS

                              KESTREL ENERGY, INC.

                                2,818,000 SHARES
                                  COMMON STOCK
                               1,409,000 WARRANTS
                              --------------------

      This prospectus relates to 2,818,000 shares and 1,409,000 warrants that may be sold from time to time by the selling shareholders named in this prospectus. The shares offered include 1,409,000 currently outstanding shares and 1,409,000 shares for exercise of warrants issued in a private placement by us in March and April 2002. The warrants entitle the holder to purchase an equal number of our shares of common stock at an exercise price of $1.25 per share.

      The offering is not being underwritten. The offering price of our common stock that may be sold by selling shareholders may be the market price for our common stock prevailing at the time of sale, a price related to the prevailing market price, a negotiated price or such other prices as the selling shareholders determine from time to time. The warrants do not have an established trading market and will not be listed on any securities exchange. The offering price for the warrants that may be sold by the selling shareholders may be the market price, if a market develops, a negotiated price or such other prices as the selling shareholders determine from time to time.

      We will receive up to $1,761,250 upon the exercise of the warrants by the selling shareholders based upon an exercise price of $1.25 per share. We will not receive the proceeds from the sales of our common stock or the warrants by the selling shareholders.

      Our common stock is traded on the Nasdaq SmallCap Market under the symbol "KEST." On January 27, 2003, the last reported sale price of our common stock was $0.43 per share.

    INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD
            CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              KESTREL ENERGY, INC.
                           999 18th Street, Suite 2490
                             Denver, Colorado 80202
                                 (303) 295-0344

                 The date of this Prospectus is _________, 2003.

The information in this prospectus is not complete and may change. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                              [INSIDE FRONT COVER]
                               TABLE OF CONTENTS


Risk Factors.................................................................3
Forward-Looking Statements...................................................6
Where You Can Find More Information..........................................7
Our Business.................................................................8
Recent Developments..........................................................8
Use of Proceeds..............................................................9
Selling Shareholders.........................................................9
Plan of Distribution........................................................10
Experts.....................................................................11
Legal Matters...............................................................11

.......You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling shareholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

                                  RISK FACTORS

WE MUST CONTINUE TO EXPAND OUR OPERATIONS

      Our long term success is ultimately dependent on our ability to expand our revenue base through the acquisition of producing properties and, to a much greater extent, by successful results in our exploration efforts. There is no assurance that our acquisitions will be as successful as projected. All of our exploration projects are subject to failure and the loss of our investment.

PRICES OF OIL AND NATURAL GAS FLUCTUATE WIDELY BASED ON MARKET CONDITIONS AND ANY DECLINE WILL ADVERSELY AFFECT OUR FINANCIAL CONDITION

      Our revenues, operating results, cash flow and future rate of growth are very dependent upon prevailing prices for oil and gas. For the fiscal year ended June 30, 2002, approximately $1,149,500 of our revenue was attributed to the sale of oil and gas. Historically, oil and gas prices and markets have been volatile and not predictable, and they are likely to continue to be volatile in the future. Prices for oil and gas are subject to wide fluctuations in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty and a variety of additional factors that are beyond our control, including:

     o    the strength of the United States and the global economy;

     o    political conditions in the Middle East and elsewhere;

     o    the supply and price of foreign oil and gas;

     o    the level of consumer product demand;

     o    the price and availability of alternative fuels;

     o the effect of federal and state regulation of production and transportation; and

     o    the proximity of our natural gas to pipelines and their capacity.

WE MUST REPLACE THE RESERVES WE PRODUCE

      A substantial portion of our oil and gas properties are proved undeveloped reserves. Successful development and production of such reserves cannot be assured. Additional drilling will be necessary in future years both to maintain production levels and to define the extent and recoverability of existing reserves. There can be no assurance that our present oil and gas wells will continue to produce at current or anticipated rates of production, that development drilling will be successful, that production of oil and gas will commence when expected, that there will be favorable markets for oil and gas which may be produced in the future or that production rates achieved in early periods can be maintained.

THERE ARE MANY RISKS IN DRILLING OIL AND GAS WELLS

      The cost of drilling, completing and operating wells is often uncertain. Moreover, drilling may be curtailed, delayed or canceled as a result of many factors, including title problems, weather conditions, shortages of or delays in delivery of equipment, as well as the financial instability of well operators, major working interest owners and well servicing companies. Our gas wells may be shut-in for lack of a market until a gas pipeline or gathering system with available capacity is extended into our area. Our oil wells may have production curtailed until production facilities and delivery arrangements are acquired or developed for them.

WE FACE INTENSE COMPETITION

      The oil and natural gas industry is highly competitive. We compete with others for property acquisitions and for opportunities to explore or to develop and produce oil and natural gas. We have previously formed acquisition joint ventures with several other companies, including Victoria Petroleum N.L. and other affiliates, which have allowed us more access to acquisition candidates and to share the evaluation costs with them. We face strong competition from many companies and individuals with greater capital, financial resources and larger technical staffs. We also face strong competition in procuring services from a limited pool of laborers, drilling service contractors and equipment vendors.

THE AMOUNT OF INSURANCE WE CARRY MAY NOT BE SUFFICIENT TO PROTECT US

      The nature of the oil and gas business involves a variety of risks, including, but not limited to, the risks of operating hazards such as fires, explosions, cratering, blow-outs, adverse weather conditions, pollution and environmental risks, encountering formations with abnormal pressures, and, in horizontal wellbores, the increased risk of mechanical failure and collapsed holes, the occurrence of any of which could result in substantial losses to us. We, our partners, co-venturers and well operators maintain general liability insurance again some, but not all, of these risks in amounts that management believes to reasonable in accordance with customary oil and gas industry practices. The occurrence of a significant event that is not fully insured, however, could have a material adverse effect on our financial condition and results of operations.

OUR SUCCESS MAY BE DEPENDENT ON OUR ABILITY TO RETAIN BARRY LASKER AND BOB PETT AS KEY PERSONNEL

      We believe that the oil and gas exploration and development and related management experience of our key personnel is important to our success. The active participation in Kestrel of Barry D. Lasker, our president, and Robert J. Pett, our chairman, is a necessity for our continued operations. We do not have any employment contracts with these individuals and we do not have key person life insurance on their lives. We compete with bigger and better financed oil and gas exploration companies for these individuals. Our future success may depend on whether we can attract, retain and motivate highly qualified personnel. We cannot assure you that we will be able to do so.

OUR RESERVES ARE UNCERTAIN

      Estimating our proved reserves involves many uncertainties, including factors beyond our control. Our annual report on Form 10-KSB for fiscal year 2002 contained estimates of our oil and natural gas reserves and the future cash flow to be realized from those reserves for fiscal years 2002, 2001 and 2000, as prepared by Sproule Associates Inc., independent petroleum engineers. There are uncertainties inherent in estimating quantities of proved oil and natural gas reserves since petroleum engineering is not an exact science. Estimates of commercially recoverable oil and gas reserves and of the future net cash flows from them are based upon a number of variable factors and assumptions including:

     o historical production from the properties compared with production from other producing properties;

     o    the effects of regulation by governmental agencies;

     o    future oil and gas prices; and

     o future operating costs, severance and excise taxes, abandonment costs, development costs and workover and remedial costs.

GOVERNMENTAL REGULATION, ENVIRONMENTAL RISKS AND TAXES COULD ADVERSELY AFFECT OUR OIL AND GAS OPERATIONS IN THE UNITED STATES

      Our oil and natural gas operations in the United States are subject to regulation by federal and state government, including environmental laws. To date, we have not had to expend significant resources in order to satisfy environmental laws and regulations presently in effect. However, compliance costs under any new laws and regulations that might be enacted could adversely affect our business and increase the costs of planning, designing, drilling, installing, operating and abandoning our oil and gas wells and other facilities. Additional matters that are, or have been from time to time, subject to governmental regulation include land tenure, royalties, production rates, spacing, completion procedures, water injections, utilization, the maximum price at which products could be sold, energy taxes and the discharge of materials into the environment.

THE MARKET FOR OUR STOCK MAY BE HIGHLY VOLATILE

      Our stock is currently traded on the Nasdaq SmallCap Market but there has historically been a relatively low volume of trading in the shares. Consequently, the price at which the shares trade may be highly volatile. In addition, we were notified by The Nasdaq Stock Market, Inc. in a letter dated February 14, 2002, that we do not presently meet all of the requirements for continued listing on the SmallCap Market because our stock traded below the minimum $1.00 per share requirement for 30 consecutive trading days. In a letter dated August 14, 2002, The Nasdaq Stock Market notified us that although we had still not met the above $1.00 per share requirement for the minimum 10 consecutive trading days, we did meet the initial listing requirement for stockholders' equity. Therefore, we were provided with an additional 180 calendar days, or until February 10, 2003, to regain compliance with the $1.00 per share requirement. While our stock continues to trade on the SmallCap Market today, even if the stock price does go above $1.00 for the minimum 10 consecutive trading days and eliminates the imminent threat of delisting, we cannot guarantee that our stock will continue to be traded on Nasdaq in the future. If delisting occurs, our stock could be traded on the OTC Bulletin Board as long as we continue to file our reports with the SEC. Such a change, if it occurs, would probably reduce the liquidity of our stock which, in turn, may result in a lower trading price for the stock.

THE SALE OF THE SHARES BY THE SELLING SHAREHOLDERS COULD HAVE AN ADVERSE IMPACT ON OUR STOCK

      The selling shareholders are not restricted as to the price or prices at which they may sell their shares. Sales of their shares at less than the market prices may depress the market price of our stock. Moreover, the selling shareholders are not restricted as to the number of shares which may be sold at any one time, and it is possible that a significant number of shares could be sold at the same time which may depress the market price of our stock. The outstanding shares being offered by the selling shareholders represent approximately 15.9% of our current outstanding shares.

                           FORWARD LOOKING STATEMENTS

      This prospectus contains one or more statements, which state or otherwise indicate the Company's present belief or expectation concerning future events. Such statements are forward looking statements on which investors should not rely because they are subject to a wide variety of contingencies and based on a number of assumptions, which may not prove to be true. In particular, the Company's future success is highly dependent on the success of its exploratory drilling efforts, which cannot be safely predicted. In addition, the Company is highly dependent upon prevailing prices for petroleum products, its ability to attract and retain qualified personnel, as well as other risk factors affecting business generally, such as overall economic conditions, changes in tax and other laws and the effect of actions taken by competitors and regulatory authorities. You should also remember that these statements are made only as of the date of this prospectus and future events may cause them to be less likely to prove to be true.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly, special reports, proxy statements, and other information with the Securities and Exchange Commission. You can read and copy any document filed by us at the SEC's Public Reference Room, 450 Fifth Street N.W., Washington, D.C. 20549. You may request copies of these documents, upon payment of a duplicating fee, by writing the SEC at the address in the previous sentence. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. Our SEC filings are also available on the SEC's website at http://www.sec.gov.

      The SEC allows us to "incorporate by reference" information from other documents that we file with it, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

     o    our Annual Report on Form 10-KSB for the year ended June 30, 2002;

     o our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2002;

     o the description of our securities contained in our registration statement on Form 8-A, File No. 0-9261, filed on May 2, 1980 pursuant to Section 12(g) of the Securities Exchange Act of 1934, and as amended by our Form S-3, File No. 33-89716, declared effective on May 12, 1995;

     o the description of our warrants distributed to our shareholders in February 2000 contained in our registration statement on Form 8-A, File No. 0-09261, filed on January 20, 2000 pursuant to Section 12(g) of the Securities Exchange Act of 1934; and

     o all documents and reports subsequently filed with the Commission by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering of common stock.

      You may request a copy of any of these documents, except exhibits to the documents, unless they are specifically incorporated by reference, at no cost by telephoning us (303) 295-0344 or writing us at the following address: Melissa Temple, Kestrel Energy, Inc., 999 18th Street, Suite 2490, Denver, Colorado 80202.

      You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone else to provide you with different information.

                                  OUR BUSINESS

      Our principal business is the exploration for, and development of, oil and gas reserves in the United States. In addition, we own working interests, which are expense bearing interests, in proved developed producing and proved undeveloped oil and gas leases that are not operated by us, in several areas in the United States. Proved developed reserves are oil and gas reserves which can be expected to be recovered through existing wells with existing equipment and operating methods. Proved undeveloped reserves are oil and gas reserves which can be expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion. Normally we use existing working capital and cash flow for the development of our exploration and development properties. However, we have in the past obtained debt and equity financing to fund our development efforts and expect to do so again in the future.

      We presently own oil and gas interests in the states of Louisiana, New Mexico, Oklahoma, Texas and Wyoming.

      We were incorporated in Colorado on November 1, 1978 as Tanner Pruitt Exploration, Inc. In March 1995, we changed our name to Kestrel Energy, Inc. Our offices are located at 999 18th Street, Suite 2490, Denver, Colorado 80202, and our telephone number is (303) 295-0344.

                               RECENT DEVELOPMENTS

      In May 2001, we restructured our line of credit agreement with Wells Fargo Bank West N.A. Under the prior terms, we had a borrowing base of $2,000,000 with interest paid monthly. The new agreement lowered the borrowing base to $1,400,000 and required us to reduce the principal balance on the line of credit to $1,400,000 by October 31, 2001, the maturity date of the line of credit, with interest on the outstanding balance paid monthly. As of October 31, 2001, the principal balance was $1,396,000. Wells Fargo granted us an extension to November 30, 2001 to restructure the line of credit and we subsequently agreed to extend the line of credit for a further 12 months. As of June 30, 2002, $516,000 was outstanding on the line of credit. The line of credit was secured by deeds of trust on various oil and gas producing properties held by us. On August 8, 2002, we paid $467,347.76 to Wells Fargo, which included the principal balance, all accrued interest and legal fees, and terminated our agreement with them. The funds we used to pay Wells Fargo were derived from a $500,000 loan from one of our principal shareholders, Samson Exploration N.L.

      For the loan, we issued a $500,000 demand promissory note to Samson Exploration N.L. on August 6, 2002 bearing 10% interest. The note matured on December 4, 2002 and now bears interest at a penalty rate of 12% while we seek funding from other lenders. We agreed to pay a financing fee of $50,000 to Samson for making the loan. The fee is payable in cash or, at Samson's election, in free trading shares of Victoria Petroleum N.L. ("VP"). The price per share of VP stock at which the financing fee would be paid is the net weighted average of the closing price of the VP shares for the five trading days immediately preceding the date we received the funds. According to the note, our obligation to pay Samson is secured by a first lien on all of our current assets as well as a possessory security interest in all of our 25,000,000 shares of VP stock.

                                 USE OF PROCEEDS

      We will not receive any proceeds from the sale of the common stock offered by the selling shareholders pursuant to this prospectus. We will receive proceeds if the selling shareholders exercise their warrants to purchase shares of our common stock. If all of the selling shareholders were to exercise their warrants, we would receive gross proceeds of $1,761,250. When and if we receive these funds, they will be used for general corporate purposes. As there is no assurance that any or all of the warrants will be exercised, we are unable to predict the amount to be used for such purposes.

                              SELLING SHAREHOLDERS

      The shares offered pursuant to this prospectus have been or will be issued to the selling shareholders (or their assignees) directly by us. The selling shareholders purchased units consisting of common stock and warrants in a private placement of our securities pursuant to a Private Placement Memorandum dated January 10, 2002, under Regulation S to non-U.S. residents of Canada, Europe and Australia, and under Regulation D to U.S. residents, all of which were accredited investors as that term is defined in Rule 501(a) of the Act. We agreed to file this registration statement for the resale of the shares purchased in the offering, the sale of the warrants, and the shares underlying the warrants. We agreed to bear all out-of-pocket expenses of this offering, other than underwriting discounts and selling commissions. The selling shareholders may sell none, some, or all of the common stock offered by them as listed below.

      The following table sets forth certain information with respect to the beneficial ownership of shares of our common stock by the selling shareholders as of the date of this prospectus and the number of shares which may be offered pursuant to this prospectus for the account of each of the selling shareholders or their transferees from time to time.

      The table assumes:

     o the exercise of all the unit warrants beneficially owned by the selling shareholder at the exercise price and for the maximum number of shares permitted as of the date of this prospectus;

     o that each selling shareholder will sell all shares of common stock offered pursuant to this prospectus, but not any other shares of common stock or warrants beneficially owned by such shareholder; and

     o that each selling shareholder will sell all the unit warrants to purchase common stock offered pursuant to this prospectus.

                                         Shares        Warrants      Maximum Shares          Shares Owned              Warrants
                                         Owned           Owned         To Be Sold           After Offering               Owned
                                        Prior To       Prior To          In The             --------------               After
                Name                    Offering       Offering         Offering         Number       Percentage       Offering
                ----                    --------       --------         --------         ------       ----------       --------
Elstree Nominees Pty Ltd                515,000         515,000(1)     1,030,000(1)          -0-          -0-              -0-
Samson Exploration N.L.               2,007,500         650,300        1,000,000      1,657,800           17.9%       150,300
James Capel (Nominees) Ltd.             300,000         300,000          600,000             -0-          -0-              -0-
Clodene Pty Ltd                          30,000          30,000           60,000             -0-          -0-              -0-
Douglas Hall                             20,000          20,000           40,000             -0-          -0-              -0-
Barry D. Lasker.                        360,000(2)       20,000           40,000        340,000(2)         3.6%            -0-
John Charles Grattan                     10,000          10,000           20,000             -0-          -0-              -0-
Dianne Kathleen Hall                     17,000           7,000           14,000         10,000           <1%              -0-
Thomas Conn                               5,000           5,000           10,000             -0-          -0-              -0-
Dunford Pty Ltd.                          2,000           2,000            4,000             -0-          -0-              -0-

(1) By the terms of the warrant issued to Elstree Nominees Pty Ltd, the warrant is only exercisable by Elstree if and to the extent that, on the date of any exercise or attempt to exercise the warrant, Elstree is not the beneficial owner (within the meaning ascribed to that term by Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and has not been the beneficial owner of more than 8.99% of our common stock (calculated as required by Section 13(d) of the Exchange Act) for a period of 60 days prior to the date of such exercise or attempted exercise.
(2)   Includes options to purchase 320,000 shares of common stock.


      To the best of our knowledge, none of the selling shareholders has any position, office or other material relationship with us or any of our affiliates except as described below:

     o Victoria International Petroleum N.L. is one of our principal shareholders, is wholly owned by Victoria Petroleum N.L., and the following directors of our company are also directors of both companies - Timothy L. Hoops, Robert J. Pett and John T. Kopcheff

     o Elstree Nominees Pty Ltd was issued units in exchange for previously recorded advances, including interest thereon, previously made to us by Victoria Petroleum N.L. after Victoria transferred that debt to Elstree.

     o    Samson Exploration N.L. is one of our principal shareholders.

     o Barry D. Lasker is currently our President and CEO and a member of our Board of Directors.

                              PLAN OF DISTRIBUTION

      The securities, shares of common stock and warrants, offered hereby may be sold by the selling shareholders or by their respective pledgees, donees, transferees or other successors in interest. Such sales may be made at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The securities may be sold by one or more of the following:

     o one or more block trades in which a broker or dealer so engaged will attempt to sell all or a portion of the shares held by the selling shareholders as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchase by a broker or dealer as principal and resale by such broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

     o privately negotiated transactions between the selling shareholders and purchasers without a broker-dealer.

      The selling shareholder may effect such transactions by selling the securities to or through broker-dealers, and such broker-dealers will receive compensation in negotiated amounts in the form of discounts, concessions, commission or fees from the selling shareholders and/or the purchasers of the securities for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). Such brokers or dealers or other participating brokers or dealers and the selling shareholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, in connection with such sales. Except for customary selling commissions in ordinary transactions, any such underwriter or agent will be identified, and any compensation paid to such persons will be described, in a prospectus supplement. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 might be sold under Rule 144 rather than pursuant to this prospectus.

      To comply with some states' securities laws, if applicable, the securities may be offered or sold by the selling shareholders in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the securities may not be offered or sold by the selling shareholders unless they have been registered or qualified for sale in such states or an exemption from registration or qualification is available and is complied with.

                                     EXPERTS

     The consolidated financial statements of Kestrel Energy, Inc. for the year ended June 30, 2001 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Kestrel Energy, Inc. as of June 30, 2002 have been incorporated by reference herein and in the registration statement in reliance upon the report of Wheeler Wasoff, P.C., certified public accounts, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                  LEGAL MATTERS

      The validity of the common stock offered by this prospectus will be passed upon for us by Davis Graham & Stubbs LLP, Denver, Colorado.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table shows the estimated expenses to be incurred in connection with the issuance of the securities being registered by us:

      Registration Fee--Securities and Exchange Commission........$    84
      Nasdaq Notification Fee--The Nasdaq Stock Market, Inc.......$22,500
      Printing and Mailing Costs and Fees.........................$ 1,000
      Accountants' Fees and Expenses .............................$ 3,000
      Legal Fees and Expenses.....................................$15,000
      Miscellaneous...............................................$ 1,436
                                                                  -------
      Total Costs.................................................$43,000
                                                                  =======

All of the above expenses except the SEC registration fee are estimated.

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The Colorado Business Corporation Act provides at Article 109 for indemnification by a corporation of officers and directors in connection with proceedings brought against them by reason of their position with the corporation the person being indemnified must, in civil matters, have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. In criminal matters, indemnification is permitted where the person had no reasonable cause to believe that his or her conduct was unlawful. Indemnification is required (unless limited by a corporation's Articles of Incorporation) where the officer or director is wholly successful, on the merits or otherwise, in the defense of any proceeding. The Act also establishes procedures by which persons seeking indemnification can obtain cost advances from the corporation and procedures by which indemnification determinations can be made.

      Article VI of our Amended and Restated Articles of Incorporation requires us to indemnify to the fullest extent permitted by applicable law against all liability and expense, including attorneys' fees, incurred by reason of the fact that a person is or was a director or officer of our company.

      Article V of our Amended and Restated Bylaws contains provisions requiring indemnification by us of officers and directors where the person seeking indemnification acted in good faith and in a manner reasonably believed to be in the best interest of our company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Indemnification by us is also required in connection with derivative actions where the party seeking indemnification is found to have acted in good faith and in a manner he reasonably believed to be in the best interest of our company. Finally, indemnification is required where the officer or director seeking indemnification has been successful on the merits in the defense of the action. The Bylaws also contain provisions setting forth procedures by which parties seeking indemnification may obtain payment in advance of expenses incurred by them.

      The above discussion of the Colorado Business Corporation Act, our Amended and Restated Articles of Incorporation and our Amended and Restated Bylaws is intended to be only a summary and is qualified in its entirety by the full text of each of the foregoing.

ITEM 16.    EXHIBITS

      3.1 Amended and Restated Articles of Incorporation, as filed with the Secretary of State of Colorado on March 16, 1995, filed as Exhibit
            (3)1 to the Annual Report on Form 10-K/A for the fiscal year ended June 30, 1994 and incorporated herein by reference.

      3.2 Amended and Restated Bylaws, as adopted by the Board of Directors on January 16, 1995, filed as Exhibit (3)2 to the Annual Report on Form 10-K/A for the fiscal year ended June 30, 1994 and incorporated herein by reference.

      4.1 The form of common stock share certificate filed as Exhibits 5.1 to the Registrant's Form S-2 Registration Statement (No. 2-65317) and
            Article II of the Registrant's Articles of Incorporation filed as
            Exhibit 4.1 thereto, as amended on March 4, 1994 and filed with the Annual Report on Form 10-K/A for the fiscal year ended June 30, 1994 and incorporated herein by reference.

      4.2* That portion entitled "Selling Restrictions" of the Registrant's Private Placement Memorandum dated January 10, 2002.

      5*    Opinion of Davis Graham & Stubbs LLP.

      23.1  Consent of KPMG LLP.

      23.2* Consent of Davis Graham & Stubbs LLP is contained in its opinion filed as Exhibit 5.

      23.3  Consent of Wheeler Wasoff, P.C.

      23.4  Consent of Sproule Associates Inc.

      99*   Promissory Note with Samson Exploration N.L. dated August 6, 2002.

*Previously filed.

ITEM 17.    UNDERTAKINGS

      We undertake:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

         (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

         (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the registration statement.

     (b) That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (d) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as a part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

     (e) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (f) We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to section 13(a) or section 15(d) of the Exchange Act, and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding, is asserted by that director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   Signatures

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Denver, State of Colorado, on the 28th day of January, 2003.

                                          KESTREL ENERGY, INC.


                                          By:/S/BARRY D. LASKER
                                             ---------------------------------
                                             Barry D. Lasker, President and
                                             Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

        Signatures                    Title                      Date
        ----------                    -----                      ----

/S/BARRY D. LASKER               President, Chief          January 28, 2003
-------------------------       Executive Officer,
Barry D. Lasker                 Principal Executive
                                 Officer, Principal
                              Financial and Accounting
                                Officer and Director

/S/TIMOTHY L. HOOPS                  Director              January 28, 2003
-------------------------
Timothy L. Hoops


/S/ROBERT J. PETT                Chairman of the Board     January 28, 2003
-------------------------
Robert J. Pett


/S/JOHN T. KOPCHEFF                  Director              January 28, 2003
-------------------------
John T. Kopcheff


/S/KENNETH W. NICKERSON              Director              January 28, 2003
-------------------------
Kenneth W. Nickerson


/S/MARK A.E. SYROPOULO               Director              January 28, 2003
-------------------------
Mark A.E. Syropoulo


                                     Director              January __, 2003
-------------------------
Neil T. MacLachlan